Exhibit 99.1

Vaxart Initiates Dosing in 10,000-Participant Portion of Phase 2b COVID-19 Trial

- Study will assess relative efficacy, safety, and immunogenicity of Vaxart’s oral pill COVID-19 vaccine candidate against an approved mRNA comparator at 12 months -

SOUTH SAN FRANCISCO, Calif., May 27, 2025 — Vaxart, Inc. (Nasdaq: VXRT) today announced the first patient was dosed in the 10,000-participant portion of its ongoing Phase 2b clinical trial evaluating its oral pill COVID-19 vaccine candidate.

“Initiating dosing in the 10,000-participant portion of this study is a significant step forward in the development of our oral COVID-19 vaccine candidate,” said Steven Lo, Chief Executive Officer of Vaxart. “Following the lift of the stop work order, we quickly reactivated our clinical trial sites, screened patients, and shipped clinical trial material that enabled us to start dosing patients. We look forward to progressing this trial and continuing to collaborate with our government partners."

The Phase 2b trial is a double-blind, multi-center, randomized, comparator-controlled study. It is designed to evaluate the relative efficacy, safety, and immunogenicity of Vaxart's oral COVID-19 vaccine candidate compared to an approved mRNA COVID-19 vaccine in adults who have previously been vaccinated against COVID-19.

This portion of the trial follows a positive review of the 30-day safety data from the sentinel cohort of 400 participants by an independent Data Safety Monitoring Board (DSMB). As announced previously, the DSMB recommended that the study proceed without modifications.

Funding for this award was received under Project NextGen, an initiative by the Biomedical Advanced Research and Development Authority (BARDA), part of the Administration for Strategic Preparedness and Response (ASPR) in the U.S. Department of Health and Human Services (HHS), and the National Institute of Allergy and Infectious Diseases (NIAID) to accelerate and streamline the development of the next generation of innovative COVID-19 vaccines, therapeutics, and enablers. Vaxart’s project award through the Rapid Response Partnership Vehicle (RRPV) Consortium is valued at up to $460.7 million. This project has been funded with federal funds from BARDA, under Other Transaction (OT) number 75A50123D00005.

About Vaxart

Vaxart is a clinical-stage biotechnology company developing a range of oral recombinant vaccines based on its proprietary delivery platform. Vaxart vaccines are designed to be administered using pills that can be stored and shipped without refrigeration and eliminate the risk of needle-stick injury. Vaxart believes that its proprietary pill vaccine delivery platform is suitable to deliver recombinant vaccines, positioning the company to develop oral versions of currently marketed vaccines and to design recombinant vaccines for new indications. Vaxart’s development programs currently include pill vaccines designed to protect against coronavirus, norovirus and influenza, as well as a therapeutic vaccine for human papillomavirus (HPV), Vaxart’s first immune-oncology indication. Vaxart has filed broad domestic and international patent applications covering its proprietary technology and creations for oral vaccination using adenovirus and TLR3 agonists.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding Vaxart's strategy, prospects, plans and objectives, funding milestones, the results of the FDA’s review of any trials, studies, or data, results from clinical trials and the timing of such results and such trials, commercialization agreements and licenses, and beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as “should,” “believe,” “could,” “potential,” “will,” “expected,” “anticipate,” “plan,” and other words and terms of similar meaning. Examples of such statements include, but are not limited to, statements relating to Vaxart’s ability to complete the Phase 1 trial of its oral bivalent norovirus vaccine; Vaxart's ability to develop and commercialize its product candidates, including its vaccine booster products; Vaxart's expectations regarding clinical results and trial data, including their design, and the timing of such trials and of receiving and reporting such clinical results and trial data; Vaxart’s expectations regarding timing of enrollment in studies; and Vaxart's expectations with respect to the effectiveness of its product candidates and the potential of its vaccine pill platform. Vaxart may not actually achieve the plans, carry out the intentions, or meet the expectations or projections disclosed in the forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations, and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Vaxart makes, including uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement, and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates, and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from the clinical studies; decisions by regulatory authorities impacting labeling, manufacturing processes, and safety that could affect the availability or commercial potential of any product candidate, including the possibility that Vaxart's product candidates may not be approved by the FDA or non-U.S. regulatory authorities; that, even if approved by the FDA or non-U.S. regulatory authorities, Vaxart's product candidates may not achieve broad market acceptance; that a Vaxart collaborator may not attain development and commercial milestones; that Vaxart or its partners may experience manufacturing issues and delays due to events within, or outside of, Vaxart's or its partners' control; difficulties in production, particularly in scaling up initial production, including difficulties with production costs and yields, quality control, including stability of the product candidate and quality assurance testing, shortages of qualified personnel or key raw materials, and compliance with strictly enforced federal, state, and foreign regulations; that Vaxart may not be able to obtain, maintain, and enforce necessary patent and other intellectual property protection; that Vaxart's capital resources may be inadequate; Vaxart's ability to resolve pending legal matters; Vaxart's ability to obtain sufficient capital to fund its operations on terms acceptable to Vaxart, if at all; the impact of government healthcare proposals and policies; competitive factors; and other risks described in the "Risk Factors" sections of Vaxart's Quarterly and Annual Reports filed with the U.S. Securities and Exchange Commission. Vaxart does not assume any obligation to update any forward-looking statements, except as required by law.

Contact

Vaxart Media and Investor Relations

Matt Steinberg

FINN Partners

IR@vaxart.com

(646) 871-8481